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                                                                    EXHIBIT 99.2

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CRESCENT OPERATING, INC.                    PRESS RELEASE
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               CRESCENT OPERATING, INC. ANNOUNCES AMENDMENT TO ITS
                            SETTLEMENT AGREEMENT WITH
                      CRESCENT REAL ESTATE EQUITIES COMPANY
                AND REDUCTION OF PREVIOUSLY ESTIMATED STOCKHOLDER
                                  DISTRIBUTION

FORT WORTH, TEXAS, September 5, 2002 - Crescent Operating, Inc. (OTCBB: COPI.OB) ("Crescent Operating" or the "Company") announced today its agreement with Crescent Real Estate Equities Company (NYSE: CEI) ("CEI") regarding two proposed changes to the Settlement Agreement dated February 14, 2002, with CEI.

First, CEI has agreed that Crescent Operating stockholders will receive common shares of CEI having a value of at least $0.20 per share of Crescent Operating common stock if the Company's stockholders vote in favor of the proposed prepackaged bankruptcy plan and the plan is implemented following confirmation by the bankruptcy court. The Settlement Agreement previously would have permitted the value of the CEI shares to be issued to Crescent Operating stockholders to be reduced to zero in certain circumstances even if the stockholders had voted in favor of the plan.

Second, CEI and Crescent Operating have agreed that if, in the Company's prepackaged bankruptcy, Crescent agrees (at its sole option) to assume liability for unresolved claims asserted by third parties, the consideration paid to the Company's shareholders may be reduced (but not below $0.20) by such amount as may be agreed between CEI and Crescent Operating, and approved by the bankruptcy court, to compensate CEI for assuming the claims. If CEI and the Company are not able to agree to CEI's assumption of any unresolved third party claims that are an obstacle to confirmation of the Company's plan, the plan may not be confirmed, in which case the Company's shareholders are likely to receive no distribution.

Crescent Operating has updated its estimate of the possible range of the value of CEI common shares to be issued to Crescent Operating stockholders following confirmation of the Company's bankruptcy plan. The new estimated range is based upon the information disclosed in this press release and other data compiled by management of Crescent Operating and CEI, and includes higher legal and accounting expenses incurred by CEI and Crescent Operating, and ongoing interest charges incurred by Crescent


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Operating, as a result of delays, arising from a number of causes, in the commencement of Crescent Operating's solicitation of the vote of its stockholders. The Company currently estimates that the value of the distribution to the Company's stockholders (in CEI shares) upon successful completion of its prepackaged bankruptcy transactions will be in the range of $0.20 to $0.50 per share of Crescent Operating common stock.

                              IMPORTANT INFORMATION

Crescent Operating filed a preliminary proxy statement with the Securities and Exchange Commission (the "Commission") on February 14, 2002 in connection with the proposals to be voted upon at a Special Meeting of Stockholders of Crescent Operating to be held as soon as practicable. In connection with the proposed transaction, CEI will file an exchange offer prospectus and a registration statement with the Commission. It is currently anticipated that the definitive joint proxy statement/prospectus will be mailed in November 2002 to each Crescent Operating stockholder of record on the record date, subject to clearance from the Commission. Crescent Operating and CEI and their respective officers and directors may be considered participants in the solicitation of proxies in favor of the proposal to be voted upon at the Special Meeting. Information regarding their positions and security holdings is available in the public filings of Crescent Operating and CEI, which are available at the Commission's web site at www.sec.gov. Stockholders of Crescent Operating may obtain additional information regarding the interests of the participants and additional information by reading the definitive joint proxy statement/prospectus when it becomes available.

INVESTORS AND STOCKHOLDERS ARE URGED AND ADVISED TO READ THESE AND ALL RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the exchange offer prospectus, the proxy statement and related documents from the Commission's web site at http://www.sec.gov. Free copies of these documents may also be obtained from CEI by directing a request to Crescent Real Estate Equities Company, Investor Relations, 777 Main Street, Suite 2100, Fort Worth, Texas 76102, (817) 321-1412 or from Crescent Operating by directing a request to Crescent Operating, Inc., Investor Relations, 777 Taylor Street, Suite 1050, Fort Worth, Texas 76102, (817) 339-2200.


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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as "believe," "expect" and "may."

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those described in the forward-looking statements.

In addition to any forward-looking statements contained in this press release, the future operations of Crescent Operating and its subsidiaries may be adversely affected by one or more of the following factors:

     o The Crescent Operating bankruptcy plan may not be confirmed by the bankruptcy court, and confirmation is a condition to the distribution of CEI common shares to Crescent Operating stockholders.

     o If the Crescent Operating bankruptcy plan is not accepted by the Crescent Operating stockholders, the bankruptcy plan may be confirmed by the bankruptcy court, and, in that case, the Crescent Operating stockholders would receive nothing.

     o To the extent that any payments by CEI for claims and expenses relating to the Crescent Operating bankruptcy and the reorganization transactions, including the expenses of CEI but excluding payments in satisfaction of the Bank of America claim, exceed $5.2 million, the total value of the CEI common shares that the Crescent Operating stockholders will receive will be reduced and the Crescent Operating stockholders will receive fewer CEI common shares.

     o If the Official Unsecured Creditors' Committee of Crescent Machinery Company, a wholly owned subsidiary of Crescent Operating, is ultimately successful in the prosecution of its claim against Crescent Operating and certain of its current and former officers and directors, Crescent Operating may be unable to make any distribution to its stockholders.

     o The Settlement Agreement may be terminated and Crescent Operating would not be able to confirm the Crescent Operating bankruptcy plan.


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For a more complete discussion of these and other risk factors, please see the
Company's SEC reports, including its proxy statement for the Annual Meeting, annual reports on Form 10-K, particularly for the year ended December 31, 2001, quarterly reports on Form 10-Q, particularly for the quarter ended June 30, 2002, and current reports on Form 8-K.


FOR MORE INFORMATION

Jeffrey L. Stevens, Chief Executive Officer, (817) 339-2210.